Exhibit 10.6

Dated 15th January 1996

LANSDOWN ESTATES GROUP LIMITED (1)

and

OXFORD ASYMMETRY LIMITED (2)

LEASE

of Unit 151

Milton Park Abingdon

Oxfordshire

[Cole and Cole Solicitors]

THIS LEASE is made on the Lease Date BETWEEN (1) the Landlord and (2) the Tenant

PARTICULARS DEFINITIONS AND INTERPRETATION

Particulars

A.	“Lease Date” is fifteenth of January, 1996

B.	“Landlord” is LANSDOWN ESTATES GROUP LIMITED whose registered office is at 12 St James’s Square London SW1Y 4LB (Company Registration Number 1772924)

C.	“Tenant” is OXFORD ASYMMETRY LIMITED whose registered office is at 3 Worcester Street Oxford OX1 2PZ (Company Registration Number 2674265)

D.	“Premises” are more particularly described in Part I of the schedule to this Lease and shortly known as 151 Milton Park Abingdon Oxfordshire

E.	“Estate” is the Landlord’s estate of which the Premises form part known as Milton Park Abingdon Oxfordshire shown verged red on the Plan together with such additional land or excluding such land of lesser area (but including the Premises and the land over which it enjoys rights granted by this Lease) as the Landlord may from time to time reasonably specify and together with all buildings fixtures or structures whatsoever from time to time thereon

F.	“Rent Commencement Date” is 29th September 1995

G.	“Term Date” is 29th September 1995

H.	“Term” is 25 years calculated from the Term Date

I.	“Principal Rent” for the period commencing on the Rent Commencement Date and ending immediately before the first Review Date is ninety eight thousand five hundred and fifty pounds (£98,500.00) per annum and for the period commencing on the first Review Date and thereafter until the next following Review Date is the Review Rent per annum fixed in accordance with clause 6

J.	“Permitted Use” is use within Classes B1 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

K.	“Service Rent” is the relevant proportion applicable to the Premises from time to time of the Estate Service Expenditure for any relevant Service Period

L.	“Provisional Sum” in relation to each Service Period means an amount calculated by the Landlord’s managing agents acting as experts and not arbitrators as their reasonable and proper estimate of the likely Service Rent for the relevant Service Period

UNIT 150
UNIT 151
UNIT 152
DIRECTOR
SECRETARY
Drg No
Title
150 MILTON PARK
Chk'd
App'd
By: NRL
Scale: NTS
Glanville & Associates
80 Milton Park, Abingdon, Oxfordshire, OX14 4RY
Tel (01235) 833002 – Fax (01235) 835492

MILTON PARK
Estate Plan

N
A34
TO
OXFORD
& M40
TO BRISTOL & THE WEST
TO DIDCOT
A34
TO
NEWBURY & M4
TO DIDCOT
& LONDON PADDINGTON
Not to Scale
DIRECTOR
SECRETARY

...e information on this sheet is believed to be correct, no warranty is given to its accuracy and it is expressly excluded from any contract

M.	“Reversionary Obligations” are the covenants declarations and other matters affecting the Premises contained or referred to in the Landlord’s freehold reversionary title number BK102078 as at the date of this Lease

N.	“Regulations” are the regulations made by the Landlord applicable to the Estate a copy of which in their form current at the date of this Lease has been given to the Tenant

          DEFINITIONS AND INTERPRETATION

1.	(1)	The following expressions and those contained in the particulars have the meanings specified

1.	(1)	(a)	“Adjoining Premises” means any land or buildings adjoining or near to the Premises whether or not comprised in the Estate

1.	(1)	(b)	“Conduits” means pipes sewers drains mains ducts and all other conducting media and ancillary equipment

1.	(1)	(c)	“Enactment” means every Act of Parliament and all subordinate legislation made under such Acts

1.	(1)	(d)	“Estate Services” means the services specified in Part IV of the Schedule

1.	(1)	(e)

“Estate Service Expenditure” means all expenditure reasonably incurred by the Landlord or which the Landlord anticipates is likely reasonably to be incurred in providing all or any of the Estate Services including the cost of employing managing agents (whether or not the Landlord’s own employees) and caretakers in relation to the Estate but excluding any expenditure on any part of the Estate for which any other tenant shall be responsible

1.	(1)	(f)	“Insurers” means the insurance office or underwriters (being an office or underwriters of repute) with whom the Premises are insured

1.	(1)	(g)	“Insured Risks” means:—

1.	(1)	(g)	(i) loss damage or destruction whether total or partial caused by fire and other perils against which the Landlord from time to time thinks fit to insure except for such exclusions and limitations as may be imposed by the Insurers;

1.	(1)	(g)	(ii) property owners liability; and

1.	(1)	(g)	(iii) loss of three years Principal Rent and Service Rent

1.	(1)	(h)	“Insurance Rent” means in respect of any period for which the same is required to be calculated an amount equal to the aggregate

			of the total premium and other costs expended by the Landlord for insuring the Premises against the Insured Risks

1.	(1)	(i)	“Interest” means interest during the period from the date on which the relevant payment is due to the date of payment (both before and after any judgement) calculated on a daily basis at the rate of two per centum (2%) per annum above the base rate for the time being of Barclays Bank plc or of some other bank nominated in writing from time to time by the Landlord or if base rates cease to be published then such other reasonable rate of interest as the Landlord may from time to time specify

1.	(1)	(j)	“Outline Specification” means the specification marked “Outline Specification” and the drawings numbered 9315/002A, ML3431/151/10B annexed

1.	(1)	(k)	“Plan” means the plan or (if more than one) the plans annexed to this Lease

1.	(1)	(l)	“Public Authority” means the Secretary of State and any government department public local or any other authority or institution and any court of law or any of them or any of their duly authorised officers

		Rent Review Definitions

1.	(1)	(m)	“Review Date” means every fifth anniversary of the Term Date

			“Current Rent” means the Principal Rent payable under this Lease immediately before the Review Date

			“Market Rent” means the yearly rent which might reasonably be expected to be payable on a letting of the Premises at the Review Date in the open market between willing parties with vacant possession without fine or premium for a term of ten years calculated from the Review Date but otherwise on the terms of this Lease (other than the actual amount of Principal Rent but including the same rent review provisions) on the assumptions that all covenants in it have been complied with that the Tenant and any hypothetical lessee and their successors in title is and will remain registered for Value Added Tax purposes and able fully to recover all or any Value Added Tax which may become payable on supplies made by the Landlord under the Lease and that any rent free or rent concessionary period given to cover fitting out has expired and that the Premises are as described in the Outline Specification save that it shall be further assumed that:

			(I)	the first floor slab within the Premises is at a uniform level throughout and

			(II)	the lift at the northern end of the Premises adequately services the occupational needs of the Tenant in relation to the first and ground floor offices at the southern end of the Premises

			but disregarding the effect on rent of the matters set out in Section 34(1) Landlord and Tenant Act 1954 as amended by the Law of Property Act 1969

			“Review Rent” means the higher of the Current Rent and the Market Rent

			“Surveyor” means an independent chartered surveyor having not less than ten years practice in the United Kingdom next before the date of his appointment and recent substantial experience in the sale letting and valuation of premises of similar character and quality to those of the Premises and who is a partner or director of a leading firm or company of surveyors having specialist market and valuation knowledge of such premises

1.	(2)	Singular words include the plural and vice versa and the masculine gender includes the neuter gender and vice versa and each includes the feminine gender

1.	(3)	The expressions “Landlord” and “Tenant” wherever the context so admits include their respective successors in title and where two or more persons comprise the “Tenant” such persons covenant with the Landlord jointly and severally

1.	(4)	The Tenant by covenanting not to do or omit any act or thing also covenants not to permit or suffer it to be done or omitted

1.	(5)	References in this Lease to:-

1.	(5)	(a)	any consent licence or approval of the Landlord or words to similar effect mean a consent licence or other approval in writing signed by or on behalf of the Landlord

1.	(5)	(b)	the Premises (except in clause 3(10)) shall be construed as extending to any part of the Premises

1.	(5)	(c)	a specific Enactment includes every statutory modification consolidation and re-enactment and statutory extension of it for the time being in force

1.	(5)	(d)	any rent (whether or not defined in the Particulars or in clause 1(1)) and other amounts which may be or become payable to the Landlord under this Lease are exclusive of all Value Added Tax which may be or become chargeable on the relevant supply by the Landlord

1.	(6)	This Lease shall be governed by and construed in all respects in accordance with the law of England and the Tenant submits to the non-exclusive jurisdiction of the English Courts and irrevocably agrees that any process may be served on it by leaving a copy of the relevant documents at the Premises

	DEMISE AND RENTS

2.	The Landlord DEMISES the Premises to the Tenant for the Term YIELDING and PAYING:

2.	(1)	FIRST yearly and proportionately for any part of a year the Principal Rent payable by equal quarterly payments in advance on the usual quarter days in each year without deduction the first payment or a proportionate part for the period commencing on the Rent Commencement Date (calculated on an annual basis) to be made on the Term Date

2.	(2)	SECONDLY with effect from the Term Date as additional yearly rent the Insurance Rent payable without deduction within fourteen (14) days of demand

2.	(3)	THIRDLY with effect from the Term Date as additional yearly rent the Service Rent (including the Provisional Sum on account) payable in accordance with clause 7

2.	(4)	FOURTHLY as additional rent from time to time such sums as the Landlord may expend following any default by the Tenant in expending them in pursuance of its obligations to do so under this Lease the payment of which shall be made without deduction within fourteen (14) days of demand

2.	(5)	FIFTHLY as additional rent Interest payable on demand on any sum of whatsoever nature:—

2.	(5)	(a) due from the Tenant to the Landlord (whether as rent or otherwise) which shall not be received by the Landlord within fourteen days after the sum is due

2.	(5)	(b) properly or reasonably incurred by the Landlord in connection with and following some default by the Tenant under this Lease

	TENANT’S COVENANTS

3.	The Tenant covenants with the Landlord throughout the Term:

	Payment of Rents

3.	(1)	(a) To pay the rents reserved by this Lease on the days and in the manner set out in clause 2

3.	(1)	(b) To pay in addition to the rents and other amounts which may be

			or become payable by the Tenant to the Landlord under this Lease all Value Added Tax which may be or become chargeable on the relevant supply by the Landlord to the Tenant

	Payment of Outgoings

3.	(2)	To pay (or if the Landlord shall properly and lawfully require to pay the Landlord) all existing and future rates taxes (including Value Added Tax) duties charges and other outgoings whatsoever whether recurring non-recurring usual or novel which are now or at any time during the Term shall be payable by the owner landlord tenant or occupier in respect of the Premises excluding all sums payable by the Landlord in respect of any dealing with the reversion of this Lease or of the Landlord’s receipt of income

	Payment of Cost of Notices Consents Etc

3.	(3)	To pay all costs charges and expenses (including counsel’s solicitors’ and surveyors’ fees) incurred by the Landlord in and incidental to:

3.	(3)	(a)	the preparation and service of a notice under Section 146 Law of Property Act 1925 or in or in contemplation of any proceedings under Section 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by relief granted by the court and

3.	(3)	(b)	every step taken during or after the expiration of the Term and in contemplation of or in connection with or with the actual service of all notices and schedules of dilapidations relating to the Tenant’s obligations

3.	(3)	(c)	every application for consent or licence or approval under this Lease

	Repair Decoration and General Condition

3.	(4)	Subject to Clause 4(4) and with the exception of any defect in the design or construction of the Premises and any disrepair arising as a consequence of any such defect to put and keep the Premises in good and substantial repair and condition (damage to the Premises by any Insured Risk excepted to the extent the insurance or the payment of insurance money has not been invalidated solely or in part because of some act or default of the Tenant or of any person for whom it is responsible) and clean and tidy and in good decorative order in conformity with the principles of good estate management and (without prejudice to the foregoing) no less frequently than as to the exterior once in every third year and as to the interior once in every fifth year and also as to both the interior and the exterior (but not twice in any one year) in the last six months of the Term to prepare paint or otherwise treat all parts of the Premises usually or which ought properly to be so dealt with in a good and workmanlike manner with appropriate materials

			of good quality (in the last year of the Term in a colour scheme first approved by the Landlord) to the Landlord’s satisfaction and to replace whenever the same shall be necessary any Landlord’s fixtures plant machinery or equipment comprised in the Premises with new articles of similar kind and quality

	Structural and other Alterations and Signs

3.	(5)	(a)	Not to make any alteration or addition to the Premises except with the Landlord’s consent (which will not be unreasonably withheld or delayed) and (if the consent is given) to carry the work out in a good and workmanlike manner PROVIDED that the Tenant may without any such consent erect alter or remove demountable partitioning and carry out other internal alterations which do not affect the main structure of the Premises

3.	(5)	(b)	Not to attach to or exhibit in or on the Premises (including the windows) any sign or other material which is visible from the outside without the Landlord’s consent (such consent not to be unreasonably withheld)

3.	(5)	(c)	At the expiration of the Term if and to the extent required by the Landlord to remove all alterations additions and signs made to or installed on the Premises by the Tenant and to restore and make good the Premises to the plan and design which existed before the alterations additions or installations were made

	Compliance with Enactments

3.	(6)	(a)	To comply with all Enactments and with the requirements of every Public Authority in respect of the Premises and their use and any permitted work being carried out to them and not to do or omit anything by which the Landlord may become liable to make any payment or do anything under any Enactment or requirement of a Public Authority

3.	(6)	(b)	Forthwith on receipt of any communication or proposal from any Public Authority relating to the Premises to send the Landlord a copy of it

	Landlord’s Right to Enter for Various Purposes

3.	(7)	To permit the Landlord and all others authorised by it at reasonable times on reasonable prior notice (except in an emergency) to enter and remain on the Premises with or without equipment for all purposes in connection with the Premises or any Adjoining Premises and to carry out works thereon which are necessary on condition that the Landlord:

3.	(7)	(a)	causes as little damage and inconvenience as is reasonably possible

3.	(7)	(b)	promptly makes good any damage caused to the Premises or anything therein and

3.	(7)	(c)	follows all reasonable directions given by the Tenant in connection with such entry or anything done or omitted by the Landlord while on the Premises

	Compliance with Notices relating to Repair and Condition

3.	(8)	If within one month after service of a notice from the Landlord to remedy any breach of covenant relating to the state of repair or condition of the Premises (or earlier in the case of emergency) the Tenant shall not have commenced and be proceeding expeditiously with the remedial work or if in the Landlord’s reasonable opinion the Tenant is unlikely to have completed or has not completed the relevant work within a reasonable time after service of the notice to permit the Landlord to enter the Premises and as the Tenant’s agent remedy the breach and to pay the Landlord the cost of doing so and all expenses incurred (including solicitors costs and surveyors fees) within seven days of demand

	Use

3.	(9)	Not to use the Premises or any tenant’s chattels in them:-

3.	(9)	(a)	for any purpose (and not to do anything in or to the Premises) which may be or become or cause a nuisance

3.	(9)	(b)	for any dangerous noxious illegal or offensive trade business or activity or for residential purposes

3.	(9)	(c)	(without prejudice to the preceding paragraphs of this sub-clause) except for the Permitted Use

	Alienation

3.	(10)	(a)	Not to assign underlet or otherwise part with possession or share occupation of the Premises or any part of them except that the Tenant may :—

3.	(10)	(a)	(i) assign the whole of the Premises with the Landlord’s consent which shall not be unreasonably withheld

3.	(10)	(a)	(ii) underlet any part of the Premises in accordance with paragraph (b) of this sub-clause

3.	(10)	(a)	(iii) share occupation of the Premises or any part thereof with a company which is either the holding company of the Tenant or a subsidiary company of the Tenant or of the Tenant’s holding company as those terms are defined by Section 736 of the Companies Act 1985 provided that such sharing of occupation shall not afford the relevant

				company security of tenure in the Premises or any part thereof nor create a relationship of landlord and tenant

3.	(10)	(b)	Not to underlet any part of the Premises (being referred to in this paragraph as the premises) except:-

3.	(10)	(b)	(i)	to a person who before the underletting shall have covenanted with the Landlord to observe and perform the Tenant’s obligations under this lease during the sub-term to the extent they relate to the premises to be underlet (other than the payment of rents) and a covenant not to assign the whole of such premises without the Landlord’s consent (which shall not be unreasonably withheld) and an unqualified covenant not to assign part of the premises or to underlet or otherwise part with possession of the premises or any part of them;

3.	(10)	(b)	(ii)	by reserving as a yearly rent without payment of a fine or premium (in addition to a pro rata proportion of the Insurance Rent and the Service Rent payable under this lease) an amount equal to the then open market rack rental value of the premises payable by equal quarterly instalments in advance on the usual quarter days

3.	(10)	(b)	(iii)	by a form of underlease to be approved by the Landlord such approval not to be unreasonably withheld or delayed if the other provisions of this paragraph are observed;

3.	(10)	(b)	(iv)	on a basis:-

3.	(10)	(b)	(iv)	(a) requiring the underlessee during the sub-term to observe and perform all the covenants and other provisions binding on the Tenant under this lease (other than the covenant by the Tenant to pay rents) to the extent they relate to the premises and providing for:-

3.	(10)	(b)	(iv)	(b) a condition for re-entry by the underlessor on breach of any covenant by the underlessee

3.	(10)	(b)	(iv)	(c) a qualified covenant not to assign the whole of the premises and an absolute covenant not to assign part of the premises or to underlet or otherwise part with possession or share the occupation of the premises or any part of them

3.	(10)	(b)	(iv)	(d) the exclusion of Sections 24 to 28 inclusive Landlord and Tenant Act 1954 in relation to the underlease in pursuance of an Order duly made under Section 38 (4) of that Act before the grant of the underlease

3.	(10)	(b)	(v) with the Landlord’s consent issued within three months before completion of the underletting which consent (subject to compliance with the foregoing conditions precedent) shall not be unreasonably withheld or delayed

3.	(10)	(c)	In relation to any underlease:-

3.	(10)	(c)	(i) to except from the underlease all necessary circulation areas and plant and equipment (if any) which will serve the Premises in common and to reserve a separate service charge rent in respect of their maintenance repair and renewal

3.	(10)	(c)	(ii) in no circumstances to permit more than four separate occupations simultaneously of the whole of the Premises (including the occupancy of the Tenant)

3.	(10)	(d)	To use reasonable efforts to enforce the observance and performance by every such underlessee and its successors in title of the provisions of the underlease and not expressly or impliedly to waive any breach of them nor vary the terms of any underlease

3.	(10)	(e)	Within twenty-one days after any assignment underletting or other devolution of this Lease to give notice of it in duplicate to the Landlord with a copy of the instrument (including any relevant probate letters of administration or assent)

	Insurance and Fire Fighting Equipment

3.	(11)	(a)	(If particulars of the relevant policy shall have been given to the Tenant) not to do or omit anything by which any insurance policy of the Landlord relating to the Premises or any Adjoining Premises becomes void or voidable or by which the rate of premium on such policy may be increased

3.	(11)	(b)	To comply with all requirements and reasonable recommendations of the Insurers and to provide and maintain unobstructed appropriate operational fire fighting equipment on the Premises and not to obstruct the means of escape in case of emergency from or to the Premises

	Not to Obstruct or Overload

3.	(12)	Not to obstruct:-

3.	(12)	(a)	or damage or use any area leading to the Premises in a way which causes nuisance damage or annoyance

3.	(12)	(b)	or discharge any deleterious matter into any Conduits serving the Premises and to keep them (so far as they are within the Premises) clear and functioning properly

3.	(12)	(c)	stop-up or darken the windows and other openings of the Premises except as part of any alterations or additions for which consent has been given or which are permitted under clause 3(5)

3.	(12)	(d)	or to overload or cause undue strain to the Premises or to any structure surrounding or located within (but excluded from) the Premises or to any Conduits

	Preservation of Easements

3.	(13)	(a)	Not to give any acknowledgement that any easements belonging to the Premises are enjoyed by consent

3.	(13)	(b)	Not to do or omit anything which might subject the Premises to the creation of any new easement and to give notice to the Landlord forthwith of any encroachment known to the Tenant which might have that effect

	Defective Premises

3.	(14)	Immediately upon becoming aware of the same to give notice to the Landlord of any defect in the Premises which might give rise to:—

3.	(14)	(a)	an obligation on the Landlord to do or refrain from doing anything in relation to the Premises; or

3.	(14)	(b)	any duty of care or the need to discharge such duty imposed by the Defective Premises Act 1972 or otherwise and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed at the Premises in relation to their state of repair and condition

	Yield Up

3.	(15)	At the expiration of the Term to remove all tenant’s fixtures and chattels and to yield up the Premises in the state of repair condition decorative order and layout required by this Lease

	Covenants

3.	(16)	To observe and perform:-

3.	(16)	(a)	the obligations of the grantee or licensee contained in every consent licence or approval granted in pursuance of this Lease; and

3.	(16)	(b)	the Reversionary Obligations and Regulations

LANDLORD’S COVENANTS

4.	The Landlord covenants with the Tenant:

Quiet Enjoyment

4.	(1)	That if the Tenant observes and performs its covenants contained in this Lease the Tenant may peaceably and quietly hold and enjoy the Premises without any lawful interruption by the Landlord or any person rightfully claiming through under or in trust for it

Insurance

4.	(2)	(a)	to keep the Premises insured against the Insured Risks and (in relation to the risks described in clause 1(1)(g)(i)) in a sum which in the Landlord’s opinion is the full rebuilding cost (but not necessarily the facsimile reinstatement cost) of the Premises on terms including a waiver by the insurers of the right of subrogation in respect of claims against the Tenant

4.	(2)	(b)	on request to supply the Tenant with evidence of such insurance

4.	(2)	(c)	if and whenever during the Term the Premises are damaged or destroyed by an Insured Risk and the payment of the insurance monies is not refused in whole or in part by reason of any act or default of the Tenant or of any person for whom it is responsible the Landlord will (subject to clause 5(3)) with all reasonable speed take the necessary steps to obtain any requisite planning permissions and consents and if they are obtained to lay out all monies received in respect of such insurance (except sums in respect of public liability and loss of rent) in and towards replacing (but not necessarily in facsimile reinstatement) the damaged or destroyed parts as soon as reasonably practicable and will make up any deficiency out of its own money PROVIDED ALWAYS THAT the Landlord shall not be liable to do so if it is unable (having used all reasonable endeavours) to obtain every planning permission and consent necessary to execute the relevant work in which event the Landlord shall be entitled to retain all the insurance monies received by it

Maintenance and Repair

4.	(3)	Save for any reason or circumstances beyond the Landlord’s control (for which it shall not be liable but which control it shall use all reasonable endeavours to restore) and save to the extent that the same are maintainable at the public expense to take all steps necessary consistent with the principles of good estate management to maintain and repair such of the Conduits and roadways as are referred to in paragraphs (a) and (d) of Part III of the Schedule and the areas referred to in paragraphs (e) and (f) of the said Part III

	Latent and Inherent Defects

4.	(4)	To use all reasonable endeavours to remedy any defect in the design or construction of the Premises which becomes apparent before 31 December 2004 and any consequential disrepair to the Premises arising from or attributable to such defect before that date PROVIDED that for the avoidance of doubt nothing in this clause shall render the Landlord liable for consequential damage or loss (other than damage to the Premises and consequential disrepair as aforesaid) resulting from such defect and PROVIDED further that no cognisance shall be taken of defects the cost of remedying which in any one year of the Term (calculated from the Term Date) is not more than £1,000

5.	IT IS AGREED AND DECLARED THAT:-

	Re-entry

5.	(1)	Without prejudice to any other remedies and powers contained in this Lease or otherwise available to the Landlord if

5.	(1)	(a)	the whole or part of the rents shall be unpaid for twenty-one days after becoming payable (in the case of the Principal Rent whether formally demanded or not); or

5.	(1)	(b)	any of the Tenant’s covenants in this Lease are not performed or observed; or

5.	(1)	(c)	the Tenant (or if more than one person any one of them being a company) is the subject of a petition for its winding up; or enters into liquidation whether voluntary (except for reconstruction or amalgamation of a solvent company) or compulsorily; or has a provisional liquidator or a receiver (including an administrative receiver) appointed; or is the subject of an administration order or a petition for one or of a voluntary arrangement or a proposal for one under Part I Insolvency Act 1986; or is unable to pay its debts within the meaning of Section 123 Insolvency Act 1986 or is otherwise insolvent; or having been registered with unlimited liability it acquires limited liability; or

5.	(1)	(d)	the Tenant (or if more than one person any one of them being an individual) is the subject of a bankruptcy petition or bankruptcy order or of any application or order or appointment under Section 253 or Section 273 or Section 286 Insolvency Act 1986; or otherwise becomes bankrupt or insolvent; or

5.	(1)	(e)	the Tenant enters into or makes any proposal to enter into any arrangement or composition for the benefit of his creditors

		then the Landlord may at any time thereafter (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises

		whereupon this Lease shall absolutely determine but without prejudice to any Landlord’s right of action in respect of any antecedent breach of the Tenant’s covenants in this Lease

	Rent Cesser

5.	(2)	If and whenever during the Term:-

5.	(2)	(a) the Premises or the access thereto from a public highway are destroyed or damaged by an Insured Risk so that the Premises are unfit for occupation and use or it is not possible to gain access thereto with vehicles or at all; and

5.	(2)	(b) the insurance of the Premises and the payment of any insurance money has not been vitiated by the act neglect default or omission of the Tenant or of any person for whom it is responsible

		the Principal Rent and the Service Rent or a fair proportion of them according to the nature and extent of the damage sustained by the Premises or the degree of impairment of access shall be suspended and cease to be payable from the date of destruction or damage until the date on which the Premises are made fit for substantial occupation and use or full access thereto is again possible or until the third anniversary of the date of destruction or damage whichever shall first occur and any dispute about such suspension and cesser shall be referred to the award of a single arbitrator to be appointed in default of agreement on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the Arbitration Acts 1950 and 1979

	Determination: Destruction

5.	(3)	If any destruction or damage of the Premises by an Insured Risk shall not have been made good so as to render the Premises fit for substantial occupation and use by the second anniversary of the date of destruction or damage and if the insurance of the Premises and the payment of any insurance money has not been vitiated by the act neglect default or omission of the Tenant or of any person for whom it is responsible the Landlord or the Tenant may by not more than twelve months nor less than six months notice served on the other taking effect to expire on the third anniversary aforesaid determine this Lease without prejudice to any claim by either party against the other in respect of any prior breach of covenant but only if upon the expiry of that notice the Premises are free of occupation by and of any estate or interest vested in the Tenant and any third party

	Notices

5.	(4)	In addition to any other mode of service any notice required or authorised to be given under this Lease shall be validly served if served in accordance with Section 196 Law of Property Act 1925 as amended by

		the Recorded Delivery Service Act 1962

	Determination: Contractual

5.	(5)	(a)	subject to the provisions of this sub-clause the Tenant may determine this Lease as at any of the fifth tenth fifteenth and twentieth anniversaries of the Term Date (the “Break Date”);

5.	(5)	(b)	the Tenant shall give to the Landlord written notice of its intention to determine at least twelve months before the Break Date;

5.	(5)	(c)	if the Tenant serves any notice under this clause it shall procure that vacant possession of the Premises will be available on the determination of the Lease free of occupation by and of any estate or interest vested in the Tenant and any third party and the Lease shall not determine as a result of any notice served by the Tenant if it is in material breach (being a breach of which the Landlord shall have given written notice to the Tenant and which shall be capable of being remedied) of any of the significant covenants on its part contained in this Lease (including those contained in this sub-clause) at the Break Date (except to the extent if at all the Landlord in its absolute discretion waives compliance with any of them) until such later date as such breach shall have been substantially remedied

5.	(5)	(d)	if the Tenant duly serves notice and if (to the extent applicable) the requirements of paragraph (c) of this sub-clause are first satisfied this Lease and the Term shall determine on the Break Date or (if applicable) such later date as is referred to in paragraph (c) of this sub-clause without prejudice to any rights or remedies which may have accrued to either party in respect of any breach of any of the covenants or obligations contained in this Lease including obligations under this clause which shall continue to bind the parties;

5.	(5)	(e)	time is of the essence of all dates and periods referred to in this sub-clause

	Release

5.	(6)	If following an assignment of this Lease in pursuance of the Landlord’s licence authorising the assignment the Landlord shall receive:—

5.	(6)	(a)	the notice in duplicate required by clause 3(10)(b) together with a duly stamped duplicate of the assignment and a certificate by the solicitors for the assignor and the solicitors for the assignee that the original and the duplicate assignment have been delivered absolutely free of conditions; and

5.	(6)	(b)	any other duly perfected security which the Landlord may have required as a condition of its licence to assign

the Landlord shall forthwith at the assignor’s cost release the assignor from its future liability under this Lease (but not from liability for any antecedent breach) in such form as the Landlord may reasonably require so long as simultaneously:—

5.	(6)	(b)	(i)	the assignor releases the Landlord from any liability it may owe the assignor under this Lease; and

5.	(6)	(b)	(ii)	if the Landlord so requires the assignee joins the release to confirm or perfect any covenant given by it with the Landlord given in the licence to assign

No Implied Warranty

5.	(7)	Nothing herein contained shall imply or warrant that the Premises may be used in accordance with any Enactment for any particular purpose

RENT REVIEW

6.	(1)	The Market Rent may be agreed in writing at any time between the Landlord and Tenant

6.	(2)	If the Landlord and the Tenant shall not have agreed the Market Rent by the date three months immediately before the Review Date either party may in its discretion require the Market Rent to be assessed by the Surveyor in the following manner:—

6.	(2)	(a)	the Surveyor shall be appointed to assess the Market Rent by the Landlord and the Tenant or (if they fail to agree the appointment) by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant

6	(2)	(b)	the Surveyor shall act as an expert and not as an arbitrator (and shall give the Landlord and the Tenant the opportunity to make written representations to him in such manner as he may direct but shall make the determination in accordance with his own opinion)

6.	(3)	If the Surveyor shall die delay or become incapable of acting or unwilling to act or if for any other reason the President or the person acting on his behalf shall in his absolute discretion think fit the President may by writing discharge the Surveyor and appoint another in his place

6.	(4)	The cost of the reference to the Surveyor shall be shared equally between the Landlord and the Tenant and his decision shall be final and binding on the Landlord and the Tenant

6.	(5)	When the Market Rent as at the Review Date has been ascertained in accordance with this Lease memoranda of the Review Rent shall be signed by or on behalf of the Landlord and Tenant (at their own cost) and annexed to this Lease and its counterpart

6.	(6)	If the Market Rent has not been ascertained by the Review Date the Tenant will continue to pay the Current Rent and when the Market Rent is ascertained the tenant will forthwith pay the Landlord any amount by which the Review Rent for the period commencing on the Review Date and ending on the quarter day following the date of payment exceeds the Current Rent plus Interest (but calculated at the relevant base rate) on the excess from time to time from the Review Date

SERVICE RENT

7.	(1)	For the purposes of this Lease:-

7.	(1)	(a)	“Account Date” means 30th September in every year of the Term or such other date as the Landlord may from time to time nominate

7.	(1)	(b)	“Service Period” means the period:-

7.	(1)	(b)	(i)	from the Term Date to (and including) the first Account Date; and thereafter

7.	(1)	(b)	(ii)	between two consecutive Account Dates (excluding the first and including the second); and thereafter

7.	(1)	(b)	(iii)	commencing immediately after the last Account Date of the Term and ending on the expiration of the Term

7.	(2)	The Landlord shall as soon as convenient after each Account Date prepare an account showing the Estate Service Expenditure for the Service Period ended on that Account Date and containing a fair summary of the expenditure referred to and upon the account being certified by the Landlord’s managing agents it shall be conclusive evidence for the purposes of this Lease of all matters of fact referred to except in case of manifest error

7.	(3)	The Tenant shall pay the Landlord on account of Service Rent the Provisional Sum in relation to each Service Period the first payment (being a proportionate sum in respect of the period commencing on the Term Date and ending immediately before the quarter day next after the Lease Date) to be made on the Term Date and the subsequent payments to be made by equal instalments in advance on the usual quarter days

7.	(4)	If the Service Rent for any Service Period:-

7.	(4)	(a)	exceeds the Provisional Sum for that Service Period the excess shall be due to the Landlord on demand; or

7.	(4)	(b)	is less than the Provisional Sum for that Service Period the overpayment shall be credited to the Tenant against subsequent payments on account of Service Rent until the overpayment is balanced

CERTIFICATE

8.	IT IS HEREBY certified that this Lease has not been granted pursuant to any agreement for lease enforceable by virtue of Section 2 Law of Property (Miscellaneous Provisions) Act 1989

EXECUTED as a deed by the parties on the date first set out above

THE SCHEDULE

PART I

(The Premises)

The land and building shown for identification only edged green on the Plan including the works specified in the Outline Specification EXCEPT AND RESERVED as mentioned in Part II of the Schedule and TOGETHER WITH the rights mentioned in Part III of the Schedule

PART II

EXCEPT AND RESERVED to the Landlord (and all other persons authorised by the Landlord or having like rights) the free and uninterrupted rights:—

(1)	to the passage and running of water soil gas electricity telephone and other services or supply to and from any Adjoining Premises through the Conduits in or under the Premises

(2)	for the Landlord to enter the Premises for the purposes mentioned in this Lease

(3)	of light air and protection now or after the date of this Lease enjoyed by any Adjoining Premises

(4)	at any time hereafter to alter rebuild make connections to or demolish any building on any Adjoining Premises in such manner as the person exercising the right shall think fit notwithstanding the same may obstruct affect or interfere with the amenity of or the passage of light to the Premises or have an insignificant effect on the means of access or the passage of air to them

(5)	to erect and retain for a reasonable period scaffolding notwithstanding that it may temporarily restrict (but not so as to prevent the use of the Premises for the purposes hereby permitted) the access to or enjoyment and use of the Premises

PROVIDED THAT if the Landlord exercises any of the above rights by carrying out work on the Premises it shall forthwith make good any damage caused to the Premises or anything in them unless the right has been exercised because of some breach by the Tenant

PART III

TOGETHER WITH the benefit of the rights:-

(a)	to the passage and running of water soil gas electricity telephone and other services or supply to and from the Premises through the Conduits in or under the Adjoining Premises

(b)	support and protection as is now enjoyed from the Adjoining Premises

(c)	at convenient times and upon reasonable notice (except in emergency) to enter any Adjoining Premises of the Landlord if it shall be reasonable to do so in order to view the state of condition of or carry out work to the Premises and to make good all damage and disturbance caused to the Adjoining Premises

(d)	(in common with the Landlord and all other persons having a like right) to pass and repass to and from the Premises at all times and for all purposes connected with the Permitted Use (but not otherwise) over and along those parts of the Estate which are designed and intended for those purposes

(e)	exclusively to park motor vehicles in the area edged yellow on the Plan

(f)	(in common with the Landlord and all others having the like right) to park motor vehicles in the area hatched brown on the Plan subject to space being available at any time and from time to time

PART IV

Schedule of the cost and expense of services to be provided or made available for the Estate and other expenses outgoings and obligations to be paid incurred or discharged by the Landlord in respect of the Estate subject to proportionate reimbursement by the Tenant

(a)	the cost of repairing resurfacing cleaning lighting maintaining renewing replacing and improving the estate roads serving the Estate and the forecourts car parking areas loading bays landscaped areas boundary walls fences hedges gates entrances and signs now or at any time during the said term constructed on the Estate including any drains sewers pipes cables gutters inspection chambers or any other services or fittings relating thereto over in or under the Estate;

(b)	the cost of retaining and providing the services of all staff necessary for the efficient maintenance and management of the Estate together with any accommodation for such staff;

(c)	the cost of maintaining proper security in respect of the Estate roads and other areas on the Estate used by the Tenant in common with any other tenants and occupiers (but excluding the Premises and any other premises let or capable of being let) until such time as the Estate roads become adopted by the local authority;

(d)	the cost of the maintenance replacement renewal and improvement of the sewerage pumping station and drainage and sewerage system serving the Estate;

(e)	the cost of and incidental to compliance by the Landlord with every notice regulation or order of any competent local or other authority in relation to the Estate or its appurtenances;

(f)	(i)	all fees charges expenses and commissions incurred in the administration and management of the Estate or payable to any solicitor accountant surveyor valuer agent or architect or any of them whom the Landlord may from time to time employ in connection with the management or maintenance of the Estate including the cost of preparing or causing to be prepared statements of said costs charges and expenses and auditing the same but excluding any fees charges expenses and commission paid for the collection of rent from the tenants of and the letting or reletting of any premises on the Estate;

(f)	(ii)	a charge equivalent to ten per centum of the aggregate costs expenses and outgoings referred to in this Schedule (but excluding this sub-paragraph (f)(ii)) such sum to be in respect of the general administration and supervision costs of the Landlord relating to or in connection with the matters specified or referred to in this Schedule or any of them PROVIDED THAT any sums payable to a managing agent under the immediately preceding sub-paragraph (f)(i) in respect of the management or supervision of the Estate and which shall be included in the calculation of the said aggregate costs expenses and outgoings shall be deducted from the charge included by virtue of this sub-paragraph;

(g)	the costs of effecting and maintaining in force an insurance policy or policies against any and every liability of the Landlord for injury to or death of any person (including every agent servant and workman of the Landlord) and damage to or destruction of the property of any such person arising out of the maintenance of the Estate;

(h)	the cost of carrying out all other work or providing services of any kind whatsoever which the Landlord may from time to time reasonably consider necessary or desirable for the purpose of maintaining or improving the Estate in the interests of the tenants thereof;

(i)	such sum as the Landlord shall in its discretion think fit as being a reasonable provision for expenditure likely to be incurred in the future in connection with the matters mentioned in this and the preceding paragraphs

THE COMMON SEAL of LANSDOWN
ESTATES GROUP LIMITED was hereunto affixed in the presence of:—

Director	/s/ James L. Tuckey

Secretary	/s/ D. B. J. Price

151 MILTON PARK	OUTLINE SPECIFICATION

A - BUILDING SHELL

A.1	FOUNDATIONS

Mass concrete pad and trench fill foundations to the steel frame, external walls and reinforced concrete lift pit designed in accordance with the recommendations of the site investigation report.

A.2	FLOOR SLAB

The floor is mesh reinforced concrete slab on a granular sub base. Uniformly distributed load of 30 Kn/m2 (600lbs/sq ft). Damp proof membrane under whole floor.

Tolerance	-	Concrete Society Category 2 as defined in Technical Report No. 34.

Surface Treatment	-	Power float finish with dust sealant and surface hardener.

A.3	EXTERNAL WALLS

A.3.1	Masonry

Cavity masonry wall with external skin fair faced and rendered blockwork, insulated cavity and internal skin of fair faced blockwork.

‘U’ value of 0.45W/m2/°C or better.

A.3.2	Windows

Aluminium vertical sliding sash windows - Kawneer Alderley double hung lockable windows.

Aluminium top hung casement windows - Kawneer Econ 40 lockable windows.

A.4	STRUCTURAL FRAME

Single span, hot rolled steel columns and trusses with cold rolled steel purlins.

Loading and Finish

Design Loading

Services	-	0.15 Kn/sq.m.
Imposed Load	-	To Code of Practice 3 Chp. V Wind Loading.
Dead	-	To British Standard 6399.

Finish

Main frame	-	Internal members are shot blasted and coated with zinc phosphate primer (75DFT) and combined undercoat/top coat light grey/white.

All purlins, cladding rails, bolts etc are galvanised.

151 MILTON PARK	OUTLINE SPECIFICATION

A.5	FIRST FLOOR

Prestressed concrete floor planks on steel beams supported from main steel columns -uniformly distributed load of 4 kN/m2 (80 lbs/Sq.Ft).

A.6	DOORS

Personnel and Fire Escape Doors

Double glazed aluminium doors and frames-Kawneer heavy duty 350 door complete with Grundmann UK ironmongery.

A.7	MAIN ENTRANCE DOORS

Double glazed aluminium doors, Kawneer heavy duty 350 doors with teak faced plywood canopy over, supported on steelwork from the external wall. Doors fitted with letterbox and Grundmann UK locks and ironmongery.

A.8	ROOF

Pitched Roof

The roof is constructed in mill finish curved aluminium sheeting with white aluminium lining trays internally.

Insulation	-	“U” value will be 0.45 W/m2/°C or better.
Gutters	-	Aluminium gutters and aluminium external downpipes.
Rooflight	-	Centrally positioned double skin rooflight. 4 No. transparent & 5 No. translucent.

A latchway roof access system provided.

A.9	EXTERNAL BALCONY

Hardwood flooring supported on galvanised painted mild steel structure.

A.10	SUN LOUVRES

External galvanised painted mild steel sun louvres above windows indicated on drawing ML3431/151/10 supported from the external wall.

151 MILTON PARK	OUTLINE SPECIFICATION

B - EXTERNAL AREAS AND SERVICES

B.1	CAR PARKING

Car parking is provided for approximately 30 cars. Loading-Light delivery vehicles and cars. Finish-Bituminous macadam roads and spaces with white lining at corners. Rumble strips at each end of car park area.

B.2	YARD AREAS

Bituminous macadam yard area.

Loading - 40 tonne HGV standard.

B.3	SERVICES

Services are installed to the buildings as follows:-

Foul and surface water sewers - Connected to existing main drainage system.

Electricity - Cables laid to existing SEB low voltage system.

Gas - Pipes laid to British Gas main supply.

BT and Mercury - Ducts are installed for BT and Mercury Communications.

Water Supply - Pipework laid to the existing Thames Water mains supply.

B.4	LANDSCAPING

Soft and hard landscaping within and around the site to reinforce the existing perimeter planting.

B.5	LIGHTING

External yard areas are lit by building mounted floodlights and the car park is lit by free-standing street lights.

151 MILTON PARK	OUTLINE SPECIFICATION

C - LANDLORDS FITTING OUT

Shell building fitted out in the areas shown on drawing No. ML3431/151/10.

C.1	LIFT

8 person (630 kg) hydraulic ‘Ceser’ passenger lift.

2 stops, 2 entrances, clear opening size 800mm x 2000mm.

Car dimensions 1100mm (w) x 1400 (d) x 2200 (h).

C.2	EXTERNAL FIRE ESCAPE STAIRCASE

Mild steel galvanised and painted spiral staircase complete with balustrade and tubular handrail from Spiral Construction Ltd.

C.3	STAIRS

The main staircase is constructed in steelwork with filled treads and closed risers. The balustrade is fabricated in metal and spray painted with hardwood handrails.

C.4	INTERNAL WALLS

Internal walls are constructed in concrete blockwork generally to underside of structure over with a plaster and paint finish to exposed faces to office areas.

C.5	INTERNAL FITTINGS AND FINISHES

Office areas are provided in an open plan layout.

Floors - Office, Reception and Common Areas have sand cement screed with heavy duty contract carpet tiles with IBM/ICL anti-static protection - Escopallas XL with border tile stairs. Esco Escopallas XL carpet tiles.

WC’s have sand/cement screed with Heckmondwike Hippo vinyl flooring (non slip).

Walls -

Office and Common Areas	-	Three coats of emulsion paint.
WC’s	-	Full height ceramic tiles to wet walls only.
Emulsion paint elsewhere.

Ceilings - Ground floor - exposed grid suspended ceiling the system. Armstrong Microlook Adira 600 × 600 tiles to General Office, Reception, Common Areas. Moisture resistant ceiling finish to W.C.’s.

First floor - Plasterboard on framing to flat and sloping sections. Open grid eggcrate ceiling to central rooflight section.

Joinery - softwood architraves, door frames skirtings and window boards with laminate to the ground floor wood faced veneer doors to the first floor stained with a suitable decorative finish.

Door furniture - stainless steel, lever handle on a rose - Newman Tonks Randi line.

151 MILTON PARK	OUTLINE SPECIFICATION

Toilets - Toilet areas have white vitreous china sanitary ware, Armitage Shanks contour range mirrors, toilet roll holders, outlet for hand driers, shaver points and coat hooks. Formica lifeseal dividers between cubicles.

Disabled Toilet - White vitreous china sanitaryware Armitage Shanks Wentworth range.

C.6	ELECTRICAL INSTALLATION

Power Supply -	Offices wired with dado trunking (3 compartment). Wall sockets to Reception and Circulation Areas for Cleaners.

Lighting-	Office - Recessed mains frequency fluorescent fittings (Glamox category 2 diffusers) providing ave 400 lux illumination at working plane with zone switching. Circular compact low energy luminaries to WC’s and stairs

Alarm Systems-	Break Glass fire alarm system to serve open plan offices to Fire Officer’s requirements and with facility to be connected to an external monitoring system.

C.7	HEATING, PLUMBING AND VENTILATION

Heating System is a gas fired low pressure hot water system with Stelrad Elite range perimeter panel radiators complete with thermostatic valves to offices.

Cold water supply via a storage tank to the WC cisterns and basins.

Ventilation extract system to toilet area.

A
B
C
D
E
F
G
H
J
1
1A
2
2A
3
4
LIFT

GROUND FLOOR

A
B
C
D
E
F
G
H
J
K
L
1
1A
2
2A
3
4
LIFT

FIRST FLOOR

PRELIMINARY

151 MILTON PARK

LANDLORDS WORKS

GLANVILLE & ASSOCIATES

civil and structural engineering consultants

Dwg No. ML3431/151/10

Rev. B

MEMORANDUM OF RENT REVIEW

Date of Lease	:	15 January 1996

Original Landlord	:	MEPC Milton Park Limited (formerly known as Lansdown Estates Group Limited)

Original Tenant	:	Evotec OAI Limited (formerly known as Oxford Asymmetry Limited

Current Landlord	:	MEPC Milton Park Limited

Current Tenant	:	Evotec OAI Limited
(Co. No. 2674265)

Premises	:	Premises known as Unit 151 Milton Park
Abingdon Oxfordshire

Review Date	:	29 September 2000

Annual Rent	:	£121,500

Date of Memorandum	:	14th February 2002

The Current Landlord and the Current Tenant record that the rent reserved by the above mentioned Lease (“the Lease”) has been reviewed and it has been agreed pursuant to and in accordance with the provisions contained therein that the rent first reserved by the Lease (exclusive of outgoings VAT and all other charges) payable from and including the Review Date shall be increased to one hundred and twenty one thousand five hundred pounds (£ 121,500) per annum subject to further review as provided in the above mentioned Lease.

/s/ M. Polywka
For and on behalf of Evotec OAI Limited

/s/ Christopher Williams
For and on behalf of MEPC Milton Park Limited

West Elevation
East Elevation
South Elevation
North Elevation
Oxford
Asymmetry Ltd
151 Milton Park
Elevations
1:100
12/4/
9315
002A